RCI Receives Anticipated Nasdaq Letter Related to 1Q26 10-Q
HOUSTON—February 20, 2026— On February 18, 2026, RCI Hospitality Holdings, Inc. (Nasdaq: RICK) received, as anticipated, a letter from the Nasdaq Stock Market notifying the Company of its continued noncompliance with Listing Rule 5250(c)(1) requiring the timely filing of reports with the SEC. Nasdaq sent the letter in connection with RCI not yet filing its Form 10-Q for the fiscal 2026 first quarter ended December 31, 2025, and because RCI remains delinquent in filing its Form 10-K for the year ended September 30, 2025. Nasdaq's letter has no immediate effect on the Company's stock listing.
Under Nasdaq’s rules, RCI has until March 31, 2026 to file its 10-K and 10-Q or submit a plan to regain compliance. RCI intends to file its 10-K and 10-Q as soon as practicable. If the Company is unable to do so by March 31, 2026, it will submit a compliance plan on or prior to that date. If Nasdaq accepts the plan, the exchange may grant an exception of up to 180 calendar days from the 10-K’s due date, or until June 29, 2026.
The Company may regain compliance at any time prior to that date by filing its 10-K, 10-Q, and all subsequent required periodic filings that are due within that period. If Nasdaq does not accept RCI's plan, the Company can appeal that decision to a Nasdaq panel.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, and (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Contacts: Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.